                                                                    EXHIBIT 99.1

(CAL DIVE INTERNATIONAL, INC. LOGO)                                PRESS RELEASE

                                                       www.caldive.com
--------------------------------------------------------------------------------
  Cal Dive International, Inc.  o  400 N. Sam Houston Parkway E., Suite 400  o
          Houston, TX 77060-3500  o  281-618-0400  o  Fax: 281-618-0505

FOR IMMEDIATE RELEASE                                                     03-007
                                             CONTACT:         JIM NELSON
DATE: MAY 1, 2003                            TITLE:           VICE CHAIRMAN
--------------------------------------------------------------------------------

               CAL DIVE REPORTS FIRST QUARTER EARNINGS OF 16 CENTS

HOUSTON, TX - Cal Dive International, Inc. (Nasdaq: CDIS) reported first quarter net income of $6.0 million or $0.16 per diluted share. Adoption of SFAS No. 143, Accounting for Asset Retirement Obligations, added $530,000 or one cent to first quarter 2003 results. A year ago net income was $3.0 million or $0.09 per diluted share. First quarter revenues of $88.9 million increased 65% over the year ago quarter as the company is completing a $750 million, three-year capital expansion plan.

Owen Kratz, Chairman and Chief Executive Officer of Cal Dive, stated, "The countercyclical hedge provided by our strategic integration of subsea contracting and oil & gas operations was particularly evident in first quarter results. Earnings associated with last year's mature property acquisitions carried the current quarter in contrast to a year ago when CDI contracting operations provided 60% of our profitability. Our Deepwater initiatives at Gunnison and Marco Polo remain on a schedule to come on line early next year. The visibility and stability provided by our oil and gas business provided the funding to expand our contracting revenues by 120% in just the last three years."

Mr. Kratz continued, "Offshore construction is a cyclical business. The Cal Dive management team picked its way through the industry downturns in 1987, 1992 and 2000. In contrast to those earlier periods, today we have strong commodity prices and a diversified asset base designed to weather the downdrafts. We are satisfied with our position in the market and look forward to reaping the harvest of our aggressive capital program."

Cal Dive International, Inc. is an energy service company specializing in well operations and subsea construction. CDI operates a fleet of technically advanced marine construction vessels and robotics worldwide and conducts salvage operations in the Gulf of Mexico. Energy Resource Technology, Inc., a wholly owned subsidiary, acquires and operates mature and non-core offshore oil and gas properties.

Certain statements in this press release are "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither statements of historical fact nor guarantees of future performance or events. Forward-looking statements involve risks and assumptions that could cause actual results to vary materially from those predicted. Among other things, these include unexpected delays and operational issues associated with turnkey projects, the price of crude oil and natural gas, weather conditions in offshore markets, changes in site conditions and capital expenditures by customers. For a more complete discussion of these risk factors, see our Annual Report on Form 10-K/A for the year ended December 31, 2002, filed with the Securities and Exchange Commission. The Company strongly encourages readers to note that some or all of the assumptions upon which such forward-looking statements are based are beyond the company's ability to control or estimate precisely and may in some cases be subject to rapid and material change.

2003 FIRST QUARTER REPORT

                                                                     May 1, 2003

TO OUR SHAREHOLDERS:

Earnings doubled our performance a year ago and our guidance for the first quarter as marine contracting results were close to what we expected, enabling significantly improved oil and gas income to flow through to the bottom line. Despite that performance, our stock is trading at only 60% of its price a year ago as investors question the outlook for offshore construction generally and specifically whether Cal Dive can earn a decent return on its newly acquired contracting assets. Our decision to invest $450 million in Deepwater assets flows from a four-pronged strategy: (i) assemble a world class DP fleet to establish credibility as a significant Deepwater contractor, (ii) add DP vessels and services which target niche markets in addition to construction while avoiding the risks of EPIC contracting, (iii) use these assets to establish a first-in position in the emerging well operations market, and (iv) expand life-of-field services on the OCS and in the North Sea. Each vessel and business acquired was identified as an essential building block to sustain long term growth. Our contracting businesses are expected to provide approximately 30% of 2003 profitability even in a depressed market, a contribution which is expected to accelerate in 2004 and 2005 given our utilization leverage and weighting toward late-cycle services. In the interim, our oil and gas operations continue to perform at exceptional levels - the 43% return on invested capital in the first quarter far exceeds those of most E&P companies and marine contractors. We are confident that our asset base and business model will enable Cal Dive to emerge from the current marine construction downcycle as one of the strongest offshore players.

FINANCIAL HIGHLIGHTS

Net income that is 7% of a rapidly expanding revenue base distinguishes Cal Dive from other offshore contractors and the uncertainties of the U.S. economy.


                                                    FIRST QUARTER
                                    ----------------------------------------------
                                        2003             2002           INCREASE
                                    ------------     ------------     ------------
REVENUES                            $ 88,900,000     $ 53,928,000               65%
NET INCOME                             6,038,000        3,001,000              101%
DILUTED EARNINGS PER SHARE                  0.16             0.09               78%

* REVENUES: An increase of $35 million reflects significantly higher oil and gas prices and production ($25 million) with the balance due to the addition of new Deepwater contracting assets.

* MARGINS: 22% is nearly identical to the year-ago period even though lower returns from our Canyon robotics subsidiary and losses incurred in our North Sea operations caused contracting gross profit to decline by $6.7 million.

* SG&A: Overhead was in line with guidance, adding two points to operating margins; i.e. SG&A as a percent of revenues was 10% versus 12% a year ago.

* LIQUIDITY: EBITDA of $26.3 million was 136% better than the cash generation of last year's first quarter. The EBITDA margin was just under 30% versus 21% in Q1 of 2002.

OPERATIONAL HIGHLIGHTS

* DEEPWATER CONTRACTING: Achieved excellent utility of 77% even though we increased the size of our GOM Deepwater construction fleet from three DP vessels a year ago to five currently. Our ability to work vessels offshore Mexico and Trinidad as well as on the OCS produced gross profit margins of 16%, more than double 2002 margins for the DP group. The UNCLE JOHN and WITCH QUEEN were both deployed in Mexican waters at full utility while the MYSTIC VIKING transited to Trinidad during the quarter to respond to an emergency pipeline leak. The INTREPID had a respectable 72 days of utilization while continuing to impress customers with her versatility and the best station-keeping footprint in our fleet. During the quarter she installed small diameter pipe and umbilicals, set a manifold and then served as the work platform for a unique salvage job. The ECLIPSE also worked 70 days with virtually all of that performing saturation diving services on the OCS. While CANYON revenues of $9.3 million were not too far off the $11 million generated in Q1 a year ago, gross profit declined by $3.0 million due to the loss of the telecom burial work and to low utility (45%) of the two robotic support vessels, the MERLIN in the GOM and the NORTHERN CANYON in the North Sea.

* WELL OPERATIONS: The North Sea also proved a challenging environment for our Well Ops subsidiary as the SEAWELL achieved only 27 days of utility and encountered unanticipated site conditions on a project which involved plugging and abandoning four suspended wells. The net result was a loss of just under $3.0 million for the quarter. On a brighter note we have a solid backlog of work for the second quarter and expect that the SEAWELL will perform an all time record of well ops projects in 2003. Back in the U.S.A., the Q4000 operated at a small loss on utilization of 64 days as we offered introductory rates to expose the vessel to a broad range of customers. Following January's successful Troika work, the vessel installed jumpers at Falcon, an isolation sleeve at Pardner and performed several P&A projects before mobilizing to Gunnison late in the quarter. At Gunnison our flagship vessel is installing the mooring piles, the first time such work has been conducted from anything other than a heavy lift barge. The piles are 84 inches in diameter, 210 feet long and weigh 130 tons each.

* SHELF CONTRACTING: AQUATICA delivered almost exactly the same level of revenue and earnings as Q1 last year in a considerably more competitive market. Our shallow water services which target life-of-field services provide insulation from the volatility of new marine construction activity. However, the realities of winter weather and a soft Shelf construction market were more noticeable in the 54% utilization and lower returns from our saturation and anchored diving vessels. During the quarter we sold two of our smaller utility vessels at roughly breakeven and stacked the MR. SONNY.

* OIL & GAS: Significantly improved ERT revenues and profitability were driven by a 135% increase in production and commodity prices that on average were up 55% over year ago levels. Production of 6.8 BCFe compared to 2.9 BCFe in the year ago quarter with oil representing 42% of the volumes produced vs. 34% in 2002. Virtually all of the improvement is a result of the four significant property acquisitions completed last year. The average commodity price received, net of hedges in place, was $5.22 per mcf of natural gas and $28.67 per barrel of oil in contrast to $2.55/mcf and $20.50/bbl a year ago. In March ERT acquired Exxon/Mobil's interests in four fields we purchased last year from Williams. This $3.0 million acquisition also enabled ERT to take over as operator at Brazos
      453. The only blemish on the quarter was that delayed well work resulted in 61% of first quarter natural gas volumes being sold at the hedged price of $4.21. That well work is now in full swing with ERT operating two jack up rigs and one platform rig. This well exploitation work should get our hedged volumes back to the 50% level targeted.

* ACCOUNTING CHANGE: The cumulative effect of the adoption of SFAS No. 143, Accounting for Asset Retirement Obligations, added one cent to first quarter earnings. Much of the decommissioning obligation which CDI historically recorded on the face of our balance sheet is not scheduled until 2011. Because the new accounting standard requires that the liability be recorded on a discounted basis, adoption of SFAS 143 reduced the decommissioning obligation and related investment in oil and gas properties by approximately $25 million.

* FORECAST: The accompanying appendix estimates second quarter diluted earnings per share in a range of 17 to 25 cents. Given that historically 55% to 65% of contracting revenues come in the second half of the year, we reiterate our full-year earnings guidance of $1.00 to $1.20.

Respectfully submitted,

   /s/ OWEN E. KRATZ               /s/ MARTIN R. FERRON          /s/ S. JAMES NELSON, JR.          /s/ A. WADE PURSELL
     Owen E. Kratz                   Martin R. Ferron              S. James Nelson, Jr.              A. Wade Pursell
        Chairman                         President                    Vice Chairman             Chief Financial Officer
Chief Executive Officer          Chief Operating Officer

                                                                        APPENDIX



         DISCLOSURE OF SECOND QUARTER 2003 ESTIMATES


         This narrative sets forth current estimates of operating and financial data for the quarter ending June 30, 2003. These estimates and all of the assumptions upon which these estimates are based constitute FORWARD LOOKING STATEMENTS within the meaning of Section 27 A of the Securities Act of 1933, Section 21 E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Although we believe that these forward looking statements are based on reasonable assumptions, a number of factors could affect the future results of the Company or the offshore oilfield industry generally, and could cause actual results to differ materially from those estimated. Those factors are set forth in more detail in our 2002 Form 10-K/A Annual Report filed with the Securities and Exchange Commission, to which the reader is referred.

         SECOND QUARTER

         o VESSEL AVAILABILITY: Stronger than expected first quarter utilization delayed the scheduled regulatory inspections of the MYSTIC VIKING and MERLIN, both of which were completed during April. We may also elect to complete the U.S. Coast Guard inspection of the CAL DIVER I during this quarter in advance of the November expiration of her current certificate.

         o CONTRACTING REVENUES: Expected in a range of $60 million to $70 million with the improvement over the first quarter due principally to Well Ops UK and the Seawell backlog.

         o COMMODITY PRICE HEDGES: We have hedged roughly half of our oil production at prices ranging from $26.50 to $26.82 per barrel and approximately 50% of natural gas volumes at an average of approximately $4.30 per mcf.

         o OIL AND GAS PRODUCTION: 6.5 to 7.0 BCFe, in line with the first quarter as results from the current well exploitation program are expected to come on line in the third quarter.

         o    SG&A: Should run between $8.2 million and $8.7 million.

         o INTEREST EXPENSE: Net interest and other is expected to range from $1.3 to $1.6 million.

         o TAX RATE: 36% is above our historical 35% statutory rate due to a higher provision for foreign income taxes.

         o SHARES OUTSTANDING: 37.5 million to 39 million fully diluted shares after giving recognition to the shares subject to conversion as a result of the convertible preferred stock issued in January.

         o EPS: Diluted earnings per share are projected in a range of 17 to 25 cents.

         o PRODUCTION FACILITIES: The GUNNISON spar is on schedule for transit from Finland at the end of May with the Cal Dive subsea hookup scheduled for Q4. Similarly, the hull of the MARCO POLO tension-leg platform is scheduled to set sail from South Korea around the end of June with the facility expected to be installed near year-end.

         o RETURN ON CAPITAL: The calculation of capital invested in our oil and gas business is as follows: beginning ERT equity ($67.4 million) plus decommissioning liability ($67.4 million) less the amount of the liability pre-funded by cash advances to the parent ($38.2 million) yields an invested capital base of $96.6 million. ERT's first quarter net (after tax) income (before interest income/expense) of $10.3 million when annualized for four quarters results in a return of $41.6 million or 42.6% of its capital of $96.6 million.

                          CAL DIVE INTERNATIONAL, INC.


               COMPARATIVE CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                   Three Months Ended March 31,
                                                                   ----------------------------
(000's omitted, except per share data)                               2003                2002
--------------------------------------                             --------            --------
Net Revenues:
      Marine Contracting                                           $ 54,229            $ 44,370
      Oil and Gas Production                                         34,671               9,558
                                                                   --------            --------
         Total Revenues                                              88,900              53,928
Cost of Sales:
      Marine Contracting                                             54,243              37,690
      Oil and Gas Production                                         15,461               5,120
                                                                   --------            --------
Gross Profit                                                         19,196              11,118
      Selling and Administrative                                      8,953               6,306
                                                                   --------            --------
Income from Operations                                               10,243               4,812
      Interest Expense, net & Other                                   1,101                 196
                                                                   --------            --------
Income Before Income Taxes                                            9,142               4,616
      Income Tax Provision                                            3,291               1,615
                                                                   --------            --------
Income Before Change in Accounting Principle                          5,851               3,001
      Cumulative Effect of Change in Accounting Principle, net          530                   0
                                                                   --------            --------
Net Income                                                            6,381               3,001
      Preferred Stock Dividends and Accretion                           343                   0
                                                                   --------            --------
Net Income Applicable to Common Shareholders                       $  6,038            $  3,001
                                                                   ========            ========

Other Financial Data:
      Income from Operations                                       $ 10,243            $  4,812
      Depreciation and Amortization:
         Marine Contracting                                           7,825               4,308
         Oil and Gas Production (including accretion)                 8,203               2,005
                                                                   --------            --------
      EBITDA (1)                                                   $ 26,271            $ 11,125
                                                                   ========            ========

Weighted Avg. Shares Outstanding:
      Basic                                                          37,553              32,648
      Diluted                                                        37,601              32,932
                                                                   ========            ========

Net Income per Common Share
Basic:
      Net Income Before Change in Accounting Principle             $   0.15            $   0.09
      Cumulative Effect Of Change in Accounting Principle          $   0.01            $   0.00
                                                                   --------            --------
      Net Income Applicable to Common Shareholders                 $   0.16            $   0.09
                                                                   ========            ========

Diluted:
      Net Income Before Change in Accounting Principle             $   0.15            $   0.09
      Cumulative Effect Of Change in Accounting Principle          $   0.01            $   0.00
                                                                   --------            --------
      Net Income Applicable to Common Shareholders                 $   0.16            $   0.09
                                                                   ========            ========

(1) The Company calculates EBITDA as earnings before net interest expense, taxes, depreciation and amortization. EBITDA is a supplemental financial measurement used by CDI and investors in the marine construction industry in the evaluation of its business due to the measurement being similar to operating cash flow.

                     COMPARATIVE CONSOLIDATED BALANCE SHEETS

ASSETS

(000'S omitted)                     March 31, 2003      Dec. 31, 2002
---------------                     --------------      -------------
Current Assets:
      Cash and cash equivalents     $        2,432      $       2,506
      Accounts receivable                   89,853             75,418
      Other current assets                  29,717             28,266
                                    --------------      -------------
Total Current Assets                       122,002            106,190


Net Property & Equipment
      Subsea and salvage                   425,576            418,056
      Oil and Gas                          154,570            178,295
Goodwill                                    79,069             79,758
Other Assets                                90,569             84,733
                                    --------------      -------------
Total Assets                        $      871,786      $     867,032
                                    ==============      =============

LIABILITIES & SHAREHOLDERS' EQUITY

                                    March 31, 2003      Dec. 31, 2002
                                    --------------      -------------
Current Liabilities:
        Accounts payable            $       62,554      $      62,798
        Accrued liabilities                 35,812             34,790
        Current Mat of L-T Debt              4,291              4,201
                                    --------------      -------------
Total Current Liabilities                  102,657            101,789

Long-Term Debt                             214,934            223,576
Deferred Income Taxes                      108,374            102,230
Decommissioning Liabilities                 68,235             92,420
Redeemable Stock & Other                     9,518              9,500
Convertible Preferred Stock                 24,213                  0
Shareholders' Equity                       343,855            337,517
                                    --------------      -------------
Total Liabilities & Equity          $      871,786      $     867,032
                                    ==============      =============